EXHIBIT 99.1

Codorus Valley Bancorp, Inc. Reports Earnings and Declaration of Cash Dividend

FOR IMMEDIATE RELEASE -- York, Pennsylvania (April 17, 2009) -- Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, today announced earnings available to common shareholders of $740,000 or $.18 per share ($.18 diluted) for the quarter ended March 31, 2009, compared to the $1,523,000 or $.39 per share ($.38 diluted) earned in the first quarter of 2008. The $783,000 or 51 percent decrease in net income available to common shareholders for the current quarter was the result of a decrease in net interest income and increases in operating expenses and provision for loan losses.

Net interest income for first quarter 2009 continued to be constrained by the unusually low interest rate environment, influenced by the Federal Reserve Bank to stimulate the U.S. economy out of the economic recession, which has lowered yields on loans and investment securities to a greater degree then rates paid for deposits. The increase in operating expenses was primarily the result of adding three new financial centers during 2008, increases in deposit insurance costs due in part to increased assessment rates levied on the commercial banking industry by the Federal Deposit Insurance Corporation, and a non-recurring cost of $242,000 to restructure employee benefit plans. Restructuring the benefit plans resulted in federal income tax benefit so that the overall transaction had an insignificant impact on net income.  The increase in the provision for loan losses for the current period reflected strong growth in the Company’s loan portfolio and heightened risk associated with the economic recession at the local and national levels.

On March 31, 2009, total assets were approximately $821 million, representing a $211 million or 35% increase above March 31, 2008. Asset growth was driven primarily by a strong increase in business loans and investment securities. Asset growth was funded primarily by an increase in deposits generated from local markets, and to a lesser degree borrowing from the Federal Home Loan Bank of Pittsburgh (FHLBP).

As previously disclosed, the Company, which is well capitalized, issued $16.5 million nonvoting perpetual preferred stock (along with a warrant to purchase common stock) during the current quarter to the U.S. Treasury under the Treasury’s voluntary Capital Purchase Program. The Company plans to use the capital to sustain its loan growth plans, expand its banking franchise and to strengthen its capital base against economic uncertainties. The dividend on the preferred stock is 5 percent for the first five years and 9 percent thereafter. To minimize dilution of common earnings per share, as a result of incremental costs from the stock issuance, the Company initiated a temporary leverage strategy to generate incremental “spread” income. The mechanics of the leverage strategy involved borrowing approximately $80 million from the FHLBP and investing the funds in U.S. agency mortgage-backed bonds and municipal bonds to earn a net interest spread of approximately 2 percent. Additional detailed financial information is provided in the Financial Highlights section of this Press Announcement.

In other news, on April 14, 2009, Codorus Valley’s Board of Directors declared a regular quarterly cash dividend of $.08 per share, payable on or before May 12, 2009 to shareholders of record April 28, 2009.  The dividend was decreased by $.04 from the prior quarter to reflect a decline in earnings and to preserve capital for balance sheet growth and for unexpected losses that could arise from a prolonged economic recession.

“Like many companies in our industry, our earnings have been impacted by the economic crises facing our nation and our market area. That said, we remain confident that our enhanced capital position and long-range plan have placed Codorus Valley Bancorp, Inc. in a position to weather this storm,” said Larry J. Miller, President and Chief Executive Officer of the Company. “Our core banking activities of generating deposits and granting credit-worthy loans remain strong, and as always, we will conduct our business with the long-term interests of our shareholders in mind.”

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company, with a total of 17 financial centers located throughout York County, Pennsylvania and in Hunt Valley and Bel Air, Maryland. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services.  Additional information is available on the bank’s website at www.peoplesbanknet.com.

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Announcement.  These forward-looking statements are subject to risks and uncertainties.  Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries.  When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Announcement, the Company is making forward-looking statements.  Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Announcement. Those factors include, but are not limited to: credit risk, changes in market interest rates, competition, economic downturn or recession, and government regulation and supervision.  The Company undertakes no obligation to update or revise any forward-looking statements.

Questions or comments concerning this Press Announcement should be directed to the following:

Larry J. Miller
Vice-Chairman, President, and CEO
Codorus Valley Bancorp, Inc.
717-747-1500
888-846-1970
lmiller@peoplesbanknet.com

Condensed Consolidated Statements of Income (Unaudited)
(in thousands of dollars, except per share data)

	Three months ended
	March 31,
	2009	2008
Interest income	$9,289	$9,397
Interest expense	4,193	3,956
Net interest income	5,096	5,441
Provision for loan losses	244	150
Noninterest income	1,493	1,511
Gain on sale of mortgages	167	60
Gain on sale of securities	163	-
Noninterest expense	5,808	4,797
Income before income taxes	867	2,065
Income taxes (benefit) expense	(96)	542
Net income	963	1,523
Preferred stock dividends and discount accretion	223	-
Net income available to common shareholders	$740	$1,523
Basic earnings per common share	$0.18	$0.39
Diluted earnings per common share	$0.18	$0.38

Condensed Consolidated Statements of Financial Condition (Unaudited)
(in thousands of dollars)

	March 31,	December 31,	March 31,
	2009	2008	2008
Cash and short term investments	$48,412	$14,875	$37,152
Investment securities	142,273	77,287	83,750
Loans	598,719	580,451	465,186
Allowance for loan losses	(4,850)	(4,690)	(3,592)
Premises and equipment, net	11,884	11,900	10,654
Other assets	24,526	22,943	16,467
Total assets	$820,964	$702,766	$609,617

Deposits	$650,343	$598,129	$524,699
Borrowed funds	96,872	47,779	30,373
Other liabilities	4,882	4,677	4,876
Shareholders’ equity	68,867	52,181	49,669
Total liabilities and shareholders' equity	$820,964	$702,766	$609,617

Selected Financial Data (Unaudited)

	Quarterly
	2009	2008	2008	2008	2008
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income	$963	$841	$1,130	$971	$1,523
Net income available to common shareholders	$740	$841	$1,130	$971	$1,523
Basic earnings per common share	$0.18	$0.21	$0.28	$0.25	$0.39
Diluted earnings per common share	$0.18	$0.21	$0.28	$0.24	$0.38
Cash dividends per common share	$0.120	$0.120	$0.120	$0.133	$0.133
Book value per common share	$12.97	$12.99	$12.65	$12.44	$12.63
Average common shares outstanding	4,023	4,003	3,986	3,947	3,928
Average diluted common shares outstanding	4,024	4,006	4,002	3,990	3,979

Performance Ratios (%)
Return on average assets	0.50	0.51	0.70	0.63	1.02
Return on average equity	5.70	6.56	8.99	7.75	12.49
Return on average realized equity (2)	5.81	6.59	9.02	7.89	12.67
Net interest margin (3)	2.97	3.48	3.52	3.69	4.07
Efficiency ratio (4)	82.1	76.9	70.5	68.7	66.3

Asset Quality Ratios (%)
Net loan charge-offs (recoveries) to
average loans (5)	0.06	0.09	0.00	0.42	(0.01)
Allowance for losses to total loans	0.82	0.82	0.83	0.81	0.78
Nonperforming assets to total loans
and other real estate	2.92	1.83	1.93	1.84	2.24

Capital Ratios (%)
Average equity to average assets	8.76	7.71	7.83	8.12	8.13
Tier 1 leverage capital ratio	10.08	9.12	9.37	9.61	9.70
Tier 1 risk-based capital ratio	12.17	10.03	10.80	11.23	11.76
Total risk-based capital ratio	12.93	10.80	11.59	11.99	12.49

(1) per share amounts and shares outstanding were adjusted for stock dividends
(2) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities
(3) net interest income (tax-equivalent) as a percentage of average earning assets
(4) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)
(5) quarterly net loan charge-offs (recoveries) are annualized

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